EXHIBIT 99.1

Jones Soda Reports First Quarter 2019 Results

SEATTLE, May 02, 2019 (GLOBE NEWSWIRE) -- Jones Soda Co. (the “Company”) (OTCQB: JSDA), a leader in the craft soda category and known for its unique branding and authentic connection to its consumers, today announced results for the first quarter ended March 31, 2019.

First Quarter 2019 Financial Summary vs. Year-Ago Quarter

  Revenue remained flat at $2.8 million.
  Gross profit as a percentage of sales was 20.1% compared to 21.7%.
  Net loss was $796,000, or $(0.02) per share, compared to a net loss of $469,000, or $(0.01) per share.
  Adjusted EBITDA1 was $(635,000) compared to $(390,000).

Management Commentary

“The start of 2019 marked another quarter of progress with our recent product incentives, along with consumers continuing to resonate well with our brand,” said Jennifer Cue, CEO of Jones Soda. “During the first quarter, we continued to experience growth in fountain and Lemoncocco initiatives resulting in 52% and 13% year-over-year revenue increases, respectively. We also continued to replace ingredients in our glass bottle portfolio with all-natural colors and flavorings where possible, while reducing sugar content.

“Building on this momentum, we continued to expand our brand’s footprint and made headway with several key accounts. In fact, subsequent to the quarter, we announced two new strategic retail partners that significantly expanded our brand to new customers. First, we finalized our agreement with Walmart, the largest retailer in the U.S., launching our most popular 4-pack flavors in approximately 1,000 locations, which began to roll-out in late April 2019. We also entered into a five-year agreement with Zeeks Pizza, a regional pizza chain in Washington that replaced all Coke beverages with several Jones products in every location.

“As evident by positive customer feedback and the recent retail account additions, we continue to see consumer preferences shift toward premium craft beverage offerings and believe Jones Soda is well positioned to further capitalize on this movement going forward.”

First Quarter 2019 Financial Results

Revenue in the first quarter of 2019 remained flat at $2.8 million compared to the same quarter a year ago. This was a result of a 52% increase in fountain revenue and a 13% increase in Lemoncocco revenue, offset by an 18% decrease in 7-Select revenue.

Gross profit as a percentage of sales was 20.1% for the first quarter of 2019 compared to 21.7% in the same quarter a year ago. The decrease was primarily driven by strategic slotting fees and higher promotional activity related to new accounts, along with an increase in raw material costs associated with packaging.

Net loss was $796,000, or $(0.02) per share, for the first quarter of 2019 compared to a net loss of $469,000, or $(0.01) per share, in the same quarter a year ago.

Adjusted EBITDA1 in the first quarter of 2019 was $(635,000) compared to $(390,000) in the same quarter a year ago.

At March 31, 2019, cash and cash equivalents totaled $459,000 compared to $1.0 million at December 31, 2018. The Company’s line of credit balance at the end of the first quarter totaled $1.0 million compared to $428,000 at December 31, 2018.

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1 Adjusted EBITDA is defined as net loss from operations before interest, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the first quarter ended March 31, 2019.

Date: Thursday, May 2, 2019
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-888-599-8686
International dial-in number: 1-323-794-2551
Conference ID: 9963303

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 9, 2019.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 9963303

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco ® brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, made with cane sugar and other high quality ingredients and incorporating always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco ® non-carbonated premium refreshment. Jones Soda is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its growth strategies and operating plans for 2019; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations or secure additional financing and continue to operate as a going concern; the Company’s ability to develop and introduce new products to satisfy customer preferences and respond to changes in consumer demand or market acceptance for its products; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; consumer response to and market acceptance of the Company’s new products; competition in the Company’s industry, particularly from large beverage companies as well as other producers of craft beverages; imposition of new taxes, including potential taxes on sugar-sweetened beverages; changes in pricing and SKUs of its products; its ability to maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 22, 2019. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact

Cody Slach
Liolios
1-949-574-3860
JSDA@liolios.com
finance@jonessoda.com

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended March 31,
	2019	2018

	(Unaudited)

Revenue	$2,824	$2,837
Cost of goods sold	2,257	2,221
Gross profit	567	616
Gross profit %	20.1%	21.7%

Operating expenses:
Selling and marketing	615	554
General and administrative	658	539
	1,273	1,093
Loss from operations	(706)	(477)
Interest expense	(89)	(21)
Other income (expense), net	2	34
Loss before income taxes	(793)	(464)
Income tax expense, net	(3)	(5)
Net loss	$(796)	$(469)

Net loss per share - basic and diluted	$(0.02)	$(0.01)
Weighted average basic and diluted common shares outstanding	41,592,851	41,464,373

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$459	$991
Accounts receivable, net of allowance of $69 and $40	1,849	1,362
Inventory	1,851	1,349
Prepaid expenses and other current assets	159	245
Total current assets	4,318	3,947
Fixed assets, net of accumulated depreciation of $497 and $489	85	88
Other assets	33	33
Right of use asset	91	-
Total assets	$4,527	$4,068
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,457	$1,058
Line of credit	952	428
Accrued expenses	697	614
Lease liability	96	-
Taxes payable	2	-
Total current liabilities	3,204	2,100
Convertible subordinated notes payable, net	2,436	2,528
Accrued interest expense	163	135
Deferred rent	-	8
Shareholders’ equity (deficit):
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 42,013,874 shares and 41,464,373 shares, respectively	53,963	53,822
Additional paid-in capital	9,452	9,389
Accumulated other comprehensive income	315	296
Accumulated deficit	(65,006)	(64,210)
Total shareholders’ equity (deficit)	(1,276)	(703)
Total liabilities and shareholders’ equity (deficit)	$4,527	$4,068

JONES SODA CO.
NON-GAAP RECONCILIATION
(Unaudited, In thousands)

	Three months ended March 31,
	2019	2018
GAAP net loss	$(796)	(469)
Stock based compensation	61	49
Interest expense	89	21
Income tax expense, net	3	5
Depreciation	8	4
Non-GAAP Adjusted EBITDA	$(635)	$(390)